Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BORLAND SOFTWARE CORPORATION,

BETA MERGER SUB, INC.

and

SEGUE SOFTWARE, INC.

Dated as of February 7, 2006

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2006 (this “Agreement”), by and among Borland Software Corporation, a Delaware corporation (“Parent”), Beta Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Segue Software, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into the Company with the Company being the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously has (i) determined that the Merger is advisable and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the Merger and (iii) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Merger Sub unanimously has (i) determined that the Merger is advisable and in the best interests of its sole stockholder, (ii) approved this Agreement and the Merger and (iii) recommended adoption of this Agreement and approval of the Merger by its sole stockholder;

WHEREAS, the Board of Directors of Parent unanimously has approved this Agreement and the Merger;

WHEREAS, Merger Sub is a wholly-owned Subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent and certain stockholders of the Company have entered into Voting Agreements, dated as of the date hereof (the “Voting Agreements”), pursuant to which, such stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), beneficially owned by such stockholders in favor of the adoption of this Agreement and approval of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” shall have the meaning given in Section 5.2(a).

“Acquisition Transaction” shall have the meaning given in Section 5.2(a).

“Affected Employees” shall have the meaning given in Section 5.7.

“Affiliate” shall mean, as to any Person, (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, (ii) any corporation or organization of which such Person is an officer, director, general partner or managing member, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (iii) any trust or other estate in which such Person has a ten percent (10%) or greater interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iv) with respect to an individual, any member of the immediate family of such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented, together with all Annexes, Exhibits and Schedules attached hereto.

“Balance Sheet” shall have the meaning given in Section 3.7.

“Burdensome Conditions” shall have the meaning given in Section 5.4(c).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Certificates” shall have the meaning given in Section 2.7(b).

“Certificate of Merger” shall have the meaning given in Section 2.3.

“Claim” shall have the meaning given in Section 5.12(a).

“Cleanup” shall mean all actions required by applicable Environmental Laws to: (i) remove, treat or remediate Hazardous Materials; (ii) prevent the Release of Hazardous Materials; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to removal, treatment or remediation or potential removal, treatment or remediation of Hazardous Materials.

“Closing” shall have the meaning given in Section 2.2.

“Closing Date” shall have the meaning given in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning given in the recitals of this Agreement.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company Affiliates” shall have the meaning given in Section 3.20(a).

“Company Board” shall have the meaning given in the recitals of this Agreement.

“Company Intellectual Property” shall mean all intellectual property rights used by the Company or its Subsidiaries in the conduct of the businesses of the Company and its Subsidiaries as currently conducted, including all United States and foreign patents and patent applications, Trademarks, copyrights, copyright registrations and applications and copyrightable materials, Computer Programs, technology, trade secrets, know-how, confidential information, business methods, proprietary processes, personal information and customer lists.

“Company Maximum Tail Amount” shall have the meaning given in Section 5.12(b).

“Company Owned Intellectual Property” shall mean Company Intellectual Property owned by the Company or one if its Subsidiaries.

“Company Recommendation” shall have the meaning given in the recitals of this Agreement.

“Company SEC Documents” shall have the meaning given in Section 3.6(a).

“Company Stock Option” shall have the meaning given in Section 2.9(a).

“Company Subsequent Determination” shall have the meaning given in Section 5.2(e).

“Company Stockholder Approval” shall have the meaning given in Section 3.25(b).

“Company Stockholder Meeting” shall have the meaning given in Section 5.3(a).

“Company Treasury Stock” shall have the meaning given in Section 3.3(a).

“Company 401(k) Plan” shall have the meaning given in Section 5.7(d).

“Computer Programs” shall mean (i) any and all computer software programs, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) any technology supporting the foregoing, (iv) the content and information contained on any website, including metatags, (v) all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, and (vi) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Confidentiality Agreement” shall have the meaning given in Section 5.2(b).

“Consent” means any consent, clearance, Permit, qualifications, approval or authorization, or any declaration, filing or registration, or any application, notice or report, or any waiver by, to or with, any Person.

“DGCL” shall have the meaning given in Section 2.1.

“Disclosure Schedule” shall have the meaning given in ARTICLE III.

“Dissenting Shares” shall have the meaning given in Section 2.8.

“Effective Time” shall have the meaning given in Section 2.3.

“Employee Retention Amount” shall have the meaning given in Section 5.7(f).

“Employer’s NICs” shall have the meaning given in Section 3.17(l).

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral), by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permits” shall mean all permits, approvals, identification numbers, licenses, certificates, executions, approvals and any other authorizations required under any Environmental Law for the conduct of the business of the Company or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning given in Section 3.17(a).

“ERISA Plans” shall have the meaning given in Section 3.17(a).

“ESPP” shall mean the Company’s 1996 Employee Stock Purchase Plan, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning given in Section 3.6(b).

“FIRPTA Certificate” shall mean a duly executed certificate of the Company that complies with the requirements of Section 1445(b)(3) of the Code and the Treasury Regulations promulgated thereunder.

“Foreign Plan” shall have the meaning given in Section 3.17(j).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any United States or foreign governmental or quasi governmental, national, federal, state, local or multinational (including the European Union) judicial, court, legislative, regulatory or administrative authority, agency, bureau, department, tribunal, or commission or similar body or instrumentality thereof, including any labor relations board.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall have the meaning given in Section 3.5(b).

“Indebtedness” of any Person at any date shall include, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), (b) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, indenture, debenture or similar instrument, (c) all obligations of such Person under capitalized leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person to make payments pursuant to sale-leaseback transactions, (f) all Liabilities related to acquisitions of or by the Company or any of its Subsidiaries, including earn-out or similar contingent purchase amounts, (g) all guarantees by such Person of obligations of others whether or not such Person has assumed or otherwise become directly liable for the payment thereof, (h) all Liabilities secured by any Lien; (i) all letters of credit or similar obligations issued on behalf of such Person and (j) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (i) above.

“Indemnified Party” shall have the meaning given in Section 5.12(a).

“Intellectual Property” shall mean all intellectual property rights, including all United States and foreign patents and patent applications, Trademarks, copyrights, copyright registrations and applications and copyrightable materials, Computer Programs, technology, trade secrets, know-how, confidential information, business methods, proprietary processes, personal information and customer lists.

“IP Contracts” shall have the meaning given in Section 3.14(a)(ix).

“IRS” shall mean the United States Internal Revenue Service.

“Key Products” shall mean the following Products: SilkTest (including Runtime and Add-ons), SilkTest International, SilkPerformer (including Protocols/Interface Add-ons), SilkPerformer Virtual Users, SilkPerformer Workbench (MMC), SilkPerformer Developer Workbench, SilkPerformer Java Explorer, SilkPerformer .NET Explorer, SilkPerformer Server Analysis Module (SAM), SilkPerformer Lite, SilkPerformer Component Test Edition, SilkCentral Test Manager, SilkCentral Issue Manager, SilkCentral Performance Manager, and any component of any of the foregoing, including, without limitation, any component in the development or testing phase.

“Knowledge” shall mean, with respect to the Company and its Subsidiaries, the actual knowledge, after reasonable due inquiry, of the individuals set forth in Section 1.1 of the Disclosure Schedule.

“Law” shall mean any United States or foreign national, federal, state, local or multinational (including the European Union) law (including common law), statute, ordinance, rule, regulation, writ, injunction, directive, order, judgment, administrative interpretation, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation.

“Leases” shall have the meaning given in Section 3.9(b).

“Liabilities” shall mean any and all losses, claims, charges, Indebtedness, demands, actions, causes of action, suits, damages, costs and expenses and similar obligations, and other liabilities, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Licensed Software” shall have the meaning given is Section 3.21(a)

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, charge, option, right of first refusal, easement, servitude or restriction on use or transfer under any instrument or agreement, or any other encumbrance of any nature whatsoever.

“Litigation” shall mean any litigation, action, arbitration, proceeding, demand, claim or investigation, affecting or brought by or against the Company or any of its Subsidiaries or any of their respective assets or businesses or any of their respective directors, employees or independent contractors, in each case with respect to events, circumstances, actions or inactions occurring or existing prior to the Closing, regardless of whether such litigation, action, arbitration, proceeding, demand, claim or investigation is brought before or after the Closing.

“Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, assets or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in Law or GAAP, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of one party or any of its Subsidiaries taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the other party under this Agreement; and (iv) any fact, change, event, development, effect or circumstance (other than the departure or notice of departure of any employees of the Company or any of its Subsidiaries) resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Material Contracts” shall have the meaning given in Section 3.14(a).

“Merger” shall have the meaning given in the recitals of this Agreement.

“Merger Consideration” shall have the meaning given in Section 2.6(a).

“Merger Sub” shall have the meaning given in the preamble to this Agreement.

“Notice of Superior Proposal” shall have the meaning given in Section 5.2(e).

“Option Plans” shall have the meaning given in Section 2.9(a).

“Organizational Documents” shall have the meaning given in Section 3.1.

“Owned Software” shall have the meaning given in Section 3.21(a).

“Parent” shall have the meaning given in the preamble to this Agreement.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

“Parent Expenses” shall have the meaning given in Section 7.3(a).

“Parent Material Adverse Effect” shall have the meaning given in Section 4.1.

“Parent Maximum Tail Amount” shall have the meaning given in Section 5.12(b).

“Paying Agent” shall have the meaning given in Section 2.7(a).

“Payment Fund” shall have the meaning given in Section 2.7(a).

“Permits” shall mean, as to any Person, all licenses, permits, franchises, approvals, concessions, consents, rights, privileges, filings, declarations, registrations, authorizations and qualifications under any Laws with any and all Governmental Authorities or with any and all industry or other nongovernmental self-regulatory organizations that are issued or otherwise granted to such Person, including Environmental Permits, or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” shall mean any (i) Liens which arise by operation of Law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) statutory landlord Liens or any other Liens arising under the Leases, (iii) Liens encumbering the fee interest title in any leased Real Property, and (iv) statutory materialmen’s, mechanics’, workmen’s or repairmen’s Liens created by, through or under the Company or its Subsidiaries, in each case created in the ordinary course of business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien.

“Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, association, joint stock or other company, business trust, trust or other entity or organization, including a Governmental Authority.

“Plans” shall have the meaning given in Section 3.17(a).

“Policies” shall have the meaning given in Section 3.12(a).

“Post-Signing Tax Return” shall have the meaning given in Section 5.11.

“Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

“Products” means those computer programs and related documentation developed, manufactured, licensed and distributed by the Company.

“Proxy Statement” shall have the meaning given in Section 5.3(b).

“Real Property” shall have the meaning given in Section 3.9(b).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall have the meaning given in Section 5.2(a).

“Sarbanes-Oxley” shall have the meaning given in Section 3.6(c).

“SEC” shall mean the Securities and Exchange Commission.

“Secondary Contributor” shall have the meaning given in Section 3.17(l).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company, par value $0.01 per share.

“Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company, par value $0.01 per share.

“Series C Preferred Stock” shall mean the Series C Preferred Stock of the Company, par value $0.01 per share.

“Software” shall have the meaning given in Section 3.21(a).

“Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body (irrespective of whether at the time capital stock (or other shares of beneficial interest) of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Superior Proposal” shall have the meaning given in Section 5.2(b).

“Surviving Corporation” shall have the meaning given in Section 2.1.

“Tax Claims” shall have the meaning set forth in Section 3.16(d).

“Tax Return” shall mean any return, report, declaration, estimates, information return (including Form 1099 and partnership returns filed on Form 1065) or other document (including any related or supporting information) with respect to Taxes (including any attachments thereto and amendments thereof), and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company and any of its Subsidiaries or any of their respective Affiliates.

“Tax Sharing Agreement” shall have the meaning given in Section 3.16(g).

“Taxes” shall mean any and all (i) taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp); (ii) all penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local, foreign or other applicable jurisdiction in connection with any item described in clause (i); and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption of transferee liability, operation of Law, Treasury Regulation 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Termination Fee” shall have the meaning given in Section 7.3(a).

“Trademarks” shall mean trademarks, service marks, logos, designs, trade dress, slogans, trade names, domain names, and any other similar designations of source or origin and any and all registrations and applications therefor, and general intangibles of like nature, together with all goodwill of the Company and its Subsidiaries and the businesses of the Company and its Subsidiaries, as currently conducted, related to any of the foregoing.

“Treasury Regulations” shall mean the United States Tax regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).

“Unvested Company Stock Options” shall have the meaning given in Section 2.9(a).

“Unvested Option Consideration” shall have the meaning given in Section 2.9(a).

“Vested Company Stock Options” shall have the meaning given in Section 2.9(a).

“Vesting Plan” shall have the meaning given in Section 2.9(a).

“Voting Agreements” shall have the meaning given in the recitals of this Agreement.

“Voting Debt” shall have the meaning given in Section 3.3(b).

“WARN Act” shall have the meaning given in Section 3.18(g).

“96 Option Plan” shall have the meaning given in Section 2.9(a).

“98 Option Plan” shall have the meaning given in Section 2.9(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the second Business Day after satisfaction or waiver (subject to applicable Law) of all the conditions to Closing contained in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036-6522, unless another place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

Section 2.5 Certificate of Incorporation; By-laws; Directors and Officers.

(a) From and after the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Company, as the Surviving Corporation, shall continue to be Segue Software, Inc. From and after the Effective Time, the by-laws of the Company shall be amended and restated to be identical to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

(b) From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of Merger Sub shall be the officers of the Surviving Corporation, in each case until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 2.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holders of capital stock thereof:

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted in accordance with Section 2.6(b) and Dissenting Shares) shall be converted into the right to receive $8.67 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of the certificate or certificates representing such shares of Common Stock in accordance with Section 2.7, without interest or dividends.

(b) Each share of Company Treasury Stock and each share of Common Stock owned by Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c) Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Merger Consideration to the holders of shares of Common Stock entitled thereto (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent funds in an amount sufficient to make the payments contemplated by Section 2.6(b) in accordance with the procedures set forth in Section 2.7(b)

(such funds, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount of funds required to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Common Stock entitled thereto. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Common Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding share of Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing shares of Common Stock immediately prior to the Effective Time (the “Certificates”) shall pass, only upon proper delivery of such Certificates to the Paying Agent and which shall be in the form and have such other provisions as the Surviving Corporation or Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration to be made to the holder thereof pursuant to Section 2.6. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to affect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the shares of Common Stock or on the consideration payable upon the surrender of the Certificate formerly representing such shares of Common Stock.

(c) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration for each share of Common Stock formerly represented by such Certificate.

(d) Termination of Payment Fund. Any portion of the Payment Fund and any interest received with respect thereto that remains undistributed to the holders of the Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not complied with this Section 2.7 prior to the end of such six

(6) month period shall thereafter look, only as general creditors thereof, to the Surviving Corporation (subject to Section 2.7(e)) for payment of the Merger Consideration with respect to the shares of Common Stock formerly represented by such Certificates.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Payment Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or other similar Law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of the shares of Common Stock formerly represented by such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Transfer Taxes. If payment is to be made in respect of any Certificate to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the applicable consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(g) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Company Stock Option such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (including, without limitation, under Section 1445 of the Code) or any provisions of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Company Stock Option, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

(i) Adjustments to Prevent Dilution. If prior to the Effective Time, (i) solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Common

Stock there is a change in the number of shares of Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Common Stock or (ii) the Company makes a cash dividend on a pro rata basis to all holders of Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Common Stock the same economic effect contemplated by this Agreement prior to such event.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has properly exercised such stockholder’s appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost such stockholder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such stockholder’s shares of Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Common Stock formerly represented by the Certificates held by such stockholder without any interest thereon. The Company shall give Parent (a) prompt notice of any notices or demands for appraisal of any shares of Common Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.

Section 2.9 Stock Options.

(a) Each unexercised option to purchase or acquire a share of Common Stock under the Company’s 1996 Amended and Restated Incentive and Non-Qualified Stock Option Plan, as amended (the “96 Option Plan”) or the 1998 Employee Stock Option Plan, as amended (the “98 Option Plan”; and, collectively, the “Option Plans”) (each such option, a “Company Stock Option”) which is outstanding at the Effective Time (whether vested or unvested) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled as of immediately following the Effective Time and be converted into and become: (i) with respect to each Vested Company Stock Option, the right to receive a lump sum equal to the product of (1) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Vested Company Stock Option and (2) the number of shares of Company Common Stock for which such Vested Company Stock Option shall not have been previously exercised; and (ii) with respect to each Unvested Company Stock Option, the right to receive, upon each date on which such Unvested Company Stock Option would have vested had such Unvested Company Stock Option remained outstanding, subject to the optionee’s continued employment by Parent or any of its Subsidiaries (including but not limited to the Surviving Corporation) through such vesting date, a payment from the Surviving Corporation consisting of cash equal to the product of (1) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Unvested Company Stock Option and (2) the number of shares underlying such Unvested Company Stock Option (such amount, the “Unvested Option Consideration”) that was scheduled to vest on such date. Whether a Company Stock Option is a Vested Company Stock Option or an Unvested Company Stock Option as of the Effective Time shall be determined under the terms of the Stock Option Plans, the award agreements thereunder and the Company’s Special Termination and Vesting Plan, as in effect on the date hereof (the “Vesting Plan”). The holder of an Unvested Company Stock Option who is as of the date hereof a participant in the Vesting Plan and who incurs a “Terminating Event” (as defined in Section 2(b) of the Vesting Plan) within one year following a “Change in Control” (as defined in clause (iii) of Section 2(a) of the Vesting Plan) shall be entitled to payment of the Unvested Option Consideration with respect to the number of such holder’s Unvested Company Stock Options that would have become vested and exercisable as of the effective date of such termination of employment pursuant to Section 5 of the Vesting Plan. Any payments to be made pursuant to this Section 2.9(a) shall be reduced by any Tax withholding required by Law. For purposes of this Section 2.9(a), (x) an “Unvested Company Stock Option” shall mean a Company Stock Option that is not a Vested Company Stock Option and (y) a “Vested Company Stock Option” shall mean a Company Stock Option that is vested and exercisable as of immediately prior to the Effective Time, including any Company Stock Option that pursuant to its terms as in effect on the date hereof becomes vested in connection with the transactions contemplated by this Agreement.

(b) No new “Offering Period” (as defined in the ESPP) shall commence after the Offering Period that is expected to commence as of February 16, 2006. Immediately following the date of this Agreement, the Company shall cause the administrator of the ESPP to prohibit any participant in the ESPP from increasing his or her payroll deduction rate prior to the Effective Time. The date immediately prior to the Closing Date shall be the “New Exercise Date” (as defined under the ESPP) with respect to any Offering Period that is in effect as of the date immediately prior to the Closing Date and any option that is then in effect under the ESPP shall be exercised as of such New Exercise Date.

(c) The Company shall cause all rights, stock options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, in each case, other than the Company Stock Options granted under Company’s 96 Option Plan or 98 Option Plan (which are to be treated in accordance with Section 2.9(a)) to be canceled prior to the Effective Time without any payment being made therefor.

(d) Prior to the Effective Time, the Company shall take all actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.9(a),

Section 2.9(b) and Section 2.9(c). Without in any manner limiting the foregoing sentence, prior to the Effective Time, the Company shall obtain all necessary Consents from all holders of Company Stock Options, to the extent required by the terms of the applicable Option Plans, or pursuant to the terms of any Company Stock Option granted thereunder, and take all such other reasonable lawful action as may be necessary to give effect to the transactions contemplated by this Agreement, including the amendment, modification or termination of the 96 Option Plan, the 98 Option Plan or the ESPP in order to permit the transactions contemplated by this Agreement.

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in Section 2.9(a)(ii).

(f) The provisions of Section 2.9(a)(ii), Section 2.9(e) and, to the extent it relates to Section 2.9(a)(ii), Section 2.9(d), are intended to be for the benefit of, and enforceable by, each holder of an Unvested Company Stock Option and his or her heirs and representatives.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Merger Sub on the date hereof (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and to Merger Sub as set forth below. Each exception set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and, except where cross-referenced with reasonable specificity to another section or subsection, or to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to another section or subsection relates only to such section or subsection.

Section 3.1 Organization. The Company and each of its Subsidiaries is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has all requisite corporate power and authority to conduct its businesses as they are now being conducted and to own, lease, license and operate its properties and assets. Except as set forth on Section 3.1 of the Disclosure Schedule, the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. A true and complete copy of the certificate of incorporation and by-laws or similar documents of the Company and each of its Subsidiaries, as the same may have been amended (collectively, the “Organizational Documents”), have previously been delivered or made available to Parent. The Organizational Documents are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents.

Section 3.2 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder; provided that the Company Stockholder Approval is required for the Company to consummate the Merger. Subject to receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock and 9,000,000 shares of preferred stock of the Company, of which 4,000,000 shares have been designated as Series A Preferred Stock, 1,500,000 shares have been designated as Series B Preferred Stock and 1,500,000 share have been designated as Series C Preferred Stock and no other shares of preferred stock of the Company have been designated. At the close of business on February 2, 2006: (i) 11,970,916 shares of Common Stock were issued and outstanding; (ii) 145,400 shares of Common Stock and no shares of Preferred Stock were held by the Company in its treasury (such shares, “Company Treasury Stock”) and no shares of Common Stock or Preferred Stock were held by any Subsidiary of the Company; (iii) no shares of Series A Preferred Stock were issued and outstanding; (iv) no shares of Series B Preferred Stock were issued and outstanding; (v) no shares of Series C Preferred Stock were issued and outstanding; (vi) 5,896,305 shares of Common Stock were reserved for issuance pursuant to the Stock Option Plans, of which 3,075,263 shares are subject to outstanding Company Stock Options; and (vii) 88,098 shares of Common Stock remain available for issuance under the ESPP. As of the date hereof, except as set forth on Section 3.3 of the Disclosure Schedule, there are no accrued but unpaid dividends with respect to any shares of the Common Stock or Preferred Stock. Section 3.3 of the Disclosure Schedule contains a true, accurate and complete list, as of the date hereof, of the name of each holder of a Company Stock Option, the grant date of each such Company Stock Option, the number of shares of Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option, the corresponding exercise price and whether the Company Stock Option is vested and exercisable.

(b) All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3 of the Disclosure Schedule: (i) there are no shares of capital stock of the Company or any of its Subsidiaries authorized, issued, reserved for issuance or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person.

(c) Except as set forth in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or antidilutive rights with respect to any of the capital stock of the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

Section 3.4 Subsidiaries. Section 3.4 of the Disclosure Schedule sets forth the name, form of organization and jurisdiction of organization of each of the Company’s Subsidiaries. Each Subsidiary listed on Section 3.4 of the Disclosure Schedule is wholly-owned (other than director or resident qualifying shares) by the Company. Other than the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or other ownership interests in any Person. All of the outstanding capital stock of each of the Company’s Subsidiaries is owned directly or indirectly by the Company free and clear of all Liens (other than Permitted Liens), and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale, transfer or voting of any capital stock or other equity interests of any such Subsidiary of the Company.

Section 3.5 Consents and Approvals; No Violations.

(a) Assuming that all filings with the Governmental Authorities listed in Section 3.5(b) have been obtained or made and except as set forth on Section 3.5(a) of the Disclosure Schedule, none of the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) require any consent, approval or notice under, materially violate or result in the material violation of, conflict with or result in a material breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration or result in the loss of a benefit under or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries or any of the shares of Common Stock under the terms, conditions or provisions of any material contract, agreement, lease, instrument, Permit or other obligation to which either the Company or any of its Subsidiaries is a party or to which they or their respective properties or assets are subject; or (iii) violate, or result in the violation of, any Law or Governmental Order applicable to the Company or any of its Subsidiaries.

(b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL; (iii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or the comparable competition laws or foreign investment laws of other jurisdictions; or (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 3.6(a) of the Disclosure Schedule, the Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Exchange Act or the Securities Act, including all such documents filed after the date hereof and prior to the Effective Time (as such documents have been amended since the time of their filing and all documents incorporated by reference therein, collectively, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not, and all documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and (ii) complied, and all documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the financial statements (including in each case, any related notes thereto), contained or reflected in the Company SEC Documents, including the earnings and financial information reported in the press release to be issued by the Company on February 8, 2006 (the “Financial Statements”) (i) was, and all financial statements contained or reflected in documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared from the books and records of the Company and its Subsidiaries; (ii) was, and all financial statements contained or reflected in documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, except that such unaudited statements do not contain footnotes as permitted by Form 10-Q under the Exchange Act); (iii) complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing; (iv) except with respect to the unaudited financial statements contained in the Company SEC Documents filed on Form 10-Q under the Exchange Act, was accompanied by unqualified reports from the independent auditor opining on the same as to the financial statements contained therein; and (v) fairly presents, and all financial statements contained or reflected in documents filed by the Company with the SEC under the Exchange Act or the Securities Act between the date of this Agreement and the Closing Date will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated results of their respective operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements were or will be subject to normal year end audit adjustments which were not and will not be expected to be material in the aggregate.

(c) The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”) and the related rules and regulations promulgated under such act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq Stock Market. The Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company and its Subsidiaries is made known to the management of the Company by others within such entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors, the audit committee of the Company Board, and Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data, and (B) any fraud, whether or not material, known to management that involves management or other employees who, in each case, have a significant role in the Company’s internal control over financial reporting. Since December 31, 2004, there have been no material changes in the Company’s internal controls or in other factors that could significantly affect the Company’s internal controls, or any significant deficiencies or material weaknesses in such internal controls. The Company has conducted its business in accordance with the terms of its internal accounting controls and procedures and has otherwise operated in compliance with the requirements under Rules 13a-15 and 15d-15 of the Exchange Act. The Company has made available to Parent complete and correct copies of all written policies, manuals and other documents promulgating such internal accounting controls.

(d) None of the Company, its Subsidiaries nor, to the Knowledge of the Company and its Subsidiaries, any of their respective auditors, accountants or representatives have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company and its Subsidiaries, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005 (the “Balance Sheet”), (ii) for Liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice which individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth on Section 3.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred or has existing any Liabilities of any nature.

Section 3.8 Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as set forth in Section 3.8 of the Disclosure Schedule, since September 30, 2005, the Company and its Subsidiaries have conducted their business only in the ordinary course of business and consistent with past practice and there has not been any Material Adverse Effect or any development or event which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, except as set forth in Section 3.8 of the Disclosure Schedule, since September 30, 2005, none of the Company and its Subsidiaries have:

(a) (i) declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other interests; (ii) except upon an exercise of the Company Stock Options or upon conversion of any shares of the Preferred Stock into Common Stock or upon redemption of any shares of the Preferred Stock, in each case, in accordance with the terms of the Organizational Documents or Certificate of Designation, as applicable, issued, sold, pledged, disposed of or encumbered any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries; or (iii) except upon conversion of any shares of the Preferred Stock into Common Stock or upon redemption of any shares of the Preferred Stock, in each case, in accordance with the terms of the Organizational Documents or Certificate of Designation, as applicable, redeemed, purchased or otherwise acquired any shares of any class or series of the capital stock of the Company or any of its Subsidiaries, or any instrument or security which consists of or includes a right to acquire such shares;

(b) (i) sold, leased, pledged, transferred or disposed of any assets or rights having value in excess of $100,000, other than in the ordinary course of business consistent with past practice; (ii) incurred any Lien (other than Permitted Liens) upon any of its assets; or (iii) acquired or leased any assets or rights, other than in the ordinary course of business consistent with past practice, that individually or in the aggregate would be material to the businesses of the Company and its Subsidiaries, taken as a whole;

(c) paid, discharged or satisfied any material Liability, obligation or Lien, other than payment, discharge or satisfaction of (i) Indebtedness as it matured and became due and payable or (ii) Liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(d) made any change to any of the Company’s or any of its Subsidiaries’ financial or Tax accounting principles, methods or practices (including any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories), except in each case as required by GAAP or applicable Law;

(e) (i) made any change in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or sales associates or to independent contractors (other than general increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice); (ii) entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan with, or made any loans to, any of its officers, directors, employees, Affiliates, agents, consultants, sales associates, independent contractors or Persons providing management services (other than in the ordinary course of business consistent with past practice); or (iii) made any change in its existing borrowing or lending arrangements for or on behalf of any of the foregoing Persons pursuant to an employee benefit plan or otherwise;

(f) (i) paid or made any accrual or arrangement for payment of any pension, retirement allowance, unused vacation days or other employee benefit to any officer, director, employee, sales associate or Affiliate, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) adopted or paid, granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement (other than in the ordinary course of business consistent with past practice); or (iii) amended in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(g) other than (i) regular compensation payable to, and advancement of expenses to, officers, directors and employees in the ordinary course of business consistent with past practice and (ii) employment agreements or consulting agreements in the ordinary course of business consistent with past practice, made any payments, loans, advances or other distributions to, or entered into any transaction, agreement or arrangement with, any Affiliates, officers, directors, employees, agents, consultants, sales associates, independent contractors, shareholders or their Affiliates;

(h) made or committed to make any capital expenditures in excess of $300,000, in the aggregate, except as may be necessary for the maintenance of existing facilities and equipment in good operating condition and repair in the ordinary course of business and except as may be required by Law;

(i) except as required by applicable Law, settled or compromised any Tax liability, agreed to any adjustment of any Tax attribute, made, changed or revoked any election with respect to Taxes, surrendered any right to claim a refund for a material amount of Taxes (other than a right that has expired solely as a result of the operation of the applicable statute of limitations), consented to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or Tax Claim, amended any Tax Return or entered into any closing or similar agreement with respect to Taxes;

(j) made any change in its net working capital practices, including accelerating any collections of cash or accounts receivable or deferring payments or accruals;

(k) had a judgment entered or settled any Litigation resulting in a net loss, payment or other cost, after receipt of insurance and indemnification payments, in excess of $25,000 individually, or $100,000 in the aggregate;

(l) amended its Organizational Documents or altered through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership;

(m) terminated or closed any material office building, improvement or structure located on any Real Property;

(n) entered into or amended in an adverse manner any agreement which had non-competition, geographical restriction, non-solicitation of employees or similar covenants relating to the businesses of the Company and its Subsidiaries, as currently conducted; or

(o) agreed to take any of the foregoing actions or any action which would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

Section 3.9 Assets; Real Estate.

(a) Except as set forth on Section 3.9(a) of the Disclosure Schedule, the Company and each of its Subsidiaries owns, or otherwise has, a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property, assets (tangible and intangible) and rights used or held for use by it in the businesses of the Company and its Subsidiaries, as currently conducted. None of the property, assets (tangible and intangible) and rights used by the Company or any of its Subsidiaries in the conduct of the businesses of the Company and its Subsidiaries, as currently conducted, are owned or leased by any Affiliate (other than the Company and its Subsidiaries) thereof. The Company and each of its Subsidiaries have good and valid title, free and clear of all Liens (except for Permitted Liens), to all assets reflected on the Balance Sheet or acquired since September 30, 2005 other than in any case assets disposed of since September 30, 2005 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the businesses of the Company and its Subsidiaries, as currently conducted (and, to the extent disposed of following the date of this Agreement, disposed of not in violation of Section 5.1). The buildings, plants, structures, machines, equipment and other assets of the Company and its Subsidiaries are sufficient for the continued conduct of their business after the Effective Time in substantially the same manner as conducted prior to the Effective Time.

(b) Neither the Company nor any of its Subsidiaries owns any real property and neither the Company nor any of its Subsidiaries has acquired or disposed of any ownership interest in any real property. Section 3.9(b) of the Disclosure Schedule contains a true, correct and complete list of all leases, subleases and other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including the addresses thereof), together with any material amendments, modifications, extensions or other agreements (the “Leases”). Except as set forth on Section 3.9(b) of the Disclosure Schedule, with respect to all real property leased by the Company or any of its Subsidiaries (the “Real Property”), the Company or its Subsidiaries, as the case may be, have quiet possession thereof, and, to the Knowledge of the Company, have valid leasehold interests providing exclusive and legally enforceable rights to use such Real Property, free and clear of all

Liens, and subject only to Permitted Liens. To the Knowledge of the Company and its Subsidiaries, each member of the Company and its Subsidiaries has complied in all material respects with the material terms of all Leases to which it is a party and under which it is in occupancy. Except as set forth on Section 3.9(b) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions or other agreements granting to any party or parties the right of use or occupancy of any portion of, or any interest in, any of the Real Property. To the Knowledge of the Company, there are no oral agreements in effect as to any Lease to which the Company or any of its Subsidiaries is a party which affect any Lease. Except as set forth on Section 3.9(b) of the Disclosure Schedule, no Real Property is used for any purpose other than the conduct of the businesses of the Company and its Subsidiaries, as currently conducted.

(c) The Company has delivered or made available to Parent a true, correct and complete copy of each of the Leases, and (i) each Lease is legal, valid, binding and enforceable against the Company or its Subsidiary party thereto and, to the Company’s and its Subsidiaries’ Knowledge, on the other parties thereto and is in full force and effect; (ii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries, or any other party to any Lease, has waived any material term or condition thereof, and all material covenants to be performed by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party to any Lease, have been performed in all material respects; (iii) none of the Company or its Subsidiaries, or to the Knowledge of the Company or its Subsidiaries, any other party to any Lease, is in material breach or default under such Lease, and no event or circumstance exists or has occurred which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under any lease; (iv) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a breach or default under any Lease which has not been redeposited in full; (v) neither the Company nor any of its Subsidiaries have collaterally assigned or granted any security interest in any Lease or any interest therein; (vi) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries owe, nor will they owe at Closing, any brokerage commissions or finder’s fees with respect to any Lease; (vii) except as disclosed under Section 3.9(c) of the Disclosure Schedule the consummation of the Merger does not require Consent of any lessors under any Lease, will not constitute a default or give rise to a right of termination on the part of the lessor under any Lease or cancellation of any right or loss of benefit under any of the Leases or result in an increase in rent or payment of any other amount to the lessor thereunder.

Section 3.10 Litigation and Claims. There is no action, suit, investigation, audit, arbitration or proceeding pending, or, to the Knowledge of the Company and its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Governmental Authority or before any arbitration board or panel, wherever located, which would reasonably be expected to require payments by the Company or any of its Subsidiaries in excess of $50,000 individually or $150,000 in the aggregate, not fully recoverable from insurance.

Section 3.11 Compliance with Laws; Permits and Licenses.

(a) Except as set forth on Section 3.11(a) of the Disclosure Schedule, each of the Company, its Subsidiaries and their respective officers and employees has all Permits, variances, exemptions, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit the Company and its Subsidiaries to own and operate their businesses as presently conducted or that are necessary for the lawful conduct of their businesses, except for failures to have such Permits, licenses, authorizations, variances, exemptions, orders and approvals or make such filings, applications and registrations which would not reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect and, to the Company’s and its Subsidiaries’ Knowledge, no suspension or cancellation of any of them is threatened. The Company and its Subsidiaries are in material compliance with the terms of the Permits.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Company and its Subsidiaries are not in material violation of or material default under any Law or order of any Governmental Authority. Neither the Company, nor any of its Subsidiaries has received a notification or communication from any Governmental Authority asserting that the Company or its Subsidiaries is not in compliance with any of the Laws which such Governmental Authority enforces.

Section 3.12 Insurance Coverage.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (collectively, the “Policies”) presently in effect with respect to the assets, properties, business, operations, employees, agents, officers or directors of the Company or any of its Subsidiaries which (i) have been issued to the Company or any of its Subsidiaries or (ii) are held by the Company or any of its Affiliates for the benefit of the Company or any of its Subsidiaries. All Policies are in full force and effect, and, to the Knowledge of the Company and its Subsidiaries, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any Policies, except for such cancellations or terminations which could not reasonably be expected to have a Material Adverse Effect.

(b) The Policies (i) are sufficient for compliance in all material respects with all Material Contracts to which the Company or any of its Subsidiaries is a party or bound, (ii) are valid, outstanding and enforceable; (iii) provide sufficient insurance coverage for the assets, properties, business, operations, employees, officers or directors in such amounts and against such risks as are reasonable for a comparable company; and (iv) will not in any material way be affected by, or terminate or lapse by reason of, the Merger.

Section 3.13 Environmental Matters.

(a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all Environmental Permits, and compliance in all material respects with the terms and conditions thereof). Neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Authority alleging that the Company or any of its Subsidiaries is not in such compliance and, to the Knowledge of the Company and its Subsidiaries, there are no circumstances or conditions that would be reasonably expected to prevent or materially interfere with such compliance in the future. All Environmental Permits required for the conduct of the businesses of the Company and its Subsidiaries, as currently conducted, are identified in Section 3.13 of the Disclosure Schedule.

(b) There are no Environmental Claims pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company, any of its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, against any Person whose Liability for any Environmental Claim the Company or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of Law.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or threatened Release of any Hazardous Material which could reasonably be expected to form the basis of any Environmental Claim against the Company, any of its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, any Person whose Liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law, except where such Environmental Claim, if made, would not reasonably be expected to have a Material Adverse Effect.

Section 3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule lists, with respect to the Company and each of its Subsidiaries, all contracts and other agreements, including all amendments and modifications thereto (or, in the case of oral contracts or agreements, summaries thereof) to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their assets or properties is bound or subject (collectively, the “Material Contracts”) of the following types:

(i) agreements currently in effect that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any advertising, market research and other marketing agreements having a value in excess of $50,000;

(iii) any employment, severance, non-competition, stock option agreement, restricted stock agreement, consulting or other agreement or understanding of any nature, other than agreements for at-will employment, with any current or former stockholder, director, officer, consultant or employee of the Company or any of its Subsidiaries or any of their Affiliates, under which the Company or any of its Subsidiaries has any obligation, including any non-competition agreements executed in favor of the Company or any of its Subsidiaries, whether or not it is a party;

(iv) any agreements (A) relating to Indebtedness, interest rate swap or hedging arrangements, sale and leaseback transactions or other similar financing transactions or (B) restricting the ability of the Company or any of its Subsidiaries to incur Indebtedness or make any loan or advance or own, operate, sell, transfer, pledge or otherwise dispose of any assets of the Company or any of its Subsidiaries other than assets that are materially insignificant;

(v) any agreements providing for (A) the indemnification of any Person (other than any contract, agreement and other arrangement that is not material to the Company or any of its Subsidiaries or is entered into in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries or (B) the guarantee of any Liability of any Person by the Company or any of its Subsidiaries;

(vi) any agreements with any Governmental Authority (other than any customer contract, agreement or other arrangement entered into in the ordinary course of business consistent with past practice);

(vii) any agreements relating to the purchasing of goods by, or the furnishing of services to, the Company or any of its Subsidiaries (A) requiring financial commitments by the Company or any of its Subsidiaries in excess of $50,000 or (B) having a term which is greater than three months and which is not terminable on less than 90 days’ notice without the payment of any termination fee or similar payment;

(viii) except for any professional services or maintenance or similar agreements or arrangements entered into with customers in the ordinary course of business consistent with past practice, any contracts, agreements and other arrangements for the sale of assets or for the furnishing of services by the Company or any of its Subsidiaries (A) with firm commitments having a value in excess of $50,000 or (B) having a term which is greater than three months and which is not terminable on less than 90 days’ notice without the payment of any termination fee or similar payment;

(ix) any agreements (including settlement agreements, co-existence agreements, and consent agreements) relating to Intellectual Property, currently in effect, pursuant to which (A) the Company or any of its Subsidiaries license the right to use any Intellectual Property to any Person or from any Person (other than agreements granting the Company or any of its Subsidiaries’ rights to use readily available commercial Computer Programs having an acquisition price of less than $50,000 in the aggregate for all such related agreements or customer agreements entered into by the Company or any of its Subsidiaries in the ordinary course of its business consistent with past practice); (B)

any Person has the right to acquire rights in any Intellectual Property from the Company or any of its Subsidiaries; and (C) the Company’s or any of its Subsidiaries’ rights to use or register any Company Owned Intellectual Property have been restricted (clauses (A), (B) and (C) collectively, the “IP Contracts”);

(x) any agreement, license or other arrangement pertaining to any of the Software (including, without limitation, any development, distribution, marketing, use or maintenance agreement, license or arrangements to which the Company or any of its Subsidiaries is a party) having an aggregate value in excess of $500,000 over the last three (3) years.

(xi) any confidentiality agreements entered into by the Company or any of its Subsidiaries during the period commencing two years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries was restricted from providing information to third parties (other than agreements with customers or potential customers entered into by the Company or any of its Subsidiaries in the ordinary course of its business consistent with past practice);

(xii) any stockholder, voting trust or similar agreements relating to the Company or any of its Subsidiaries or their respective securities to which the Company or any of its Subsidiaries is a party and any joint venture, limited liability company, partnership or similar documents or agreements to which the Company or any of its Subsidiaries is a party;

(xiii) (A) all Leases and (B) any lease agreement with respect to personal property with annual payments in excess of $50,000;

(xiv) any agreements that limit or purport to limit the ability of the Company or any of its Subsidiaries to compete in any line of business or geographic area or to acquire, own, operate, sell, transfer, pledge or otherwise dispose of any assets or hire or solicit for employment any Person;

(xv) all agreements between the Company or any of its Subsidiaries, on the one hand, and any current or former stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries, on the other hand; and

(xvi) all other agreements, contracts or commitments which are material to the Company or any of its Subsidiaries or the businesses of the Company and its Subsidiaries, as currently conducted.

(b) Each Material Contract is a legal, valid and binding obligation of, and enforceable against, the Company or one or more of its Subsidiaries, and is in full force and effect. Except as set forth in Section 3.14(b) of the Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of material rights or benefits or addition of obligations or burdens thereunder and without the need to obtain the Consent of any party thereto to the transactions contemplated by this Agreement. The Company and each of its Subsidiaries are not (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and, to the Knowledge of the Company and its Subsidiaries, no other party thereto is in breach of, or default under, any Material Contract. None of the Company or its Subsidiaries has received notice that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof, have been previously delivered or made available to Parent.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries are the sole and exclusive owners of, or have the valid right to use, all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). Section 3.15(a) of the Disclosure Schedule sets forth, for all Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) registered and applied for, or material unregistered, trademarks, service marks, logos, slogans and trade names; (iii) copyright registrations and applications, and unregistered copyrights for the Key Products; and (iv) domain names. Except as specifically identified in Section 3.15(a) of the Disclosure Schedule, the Company or one of its Subsidiaries currently is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each application and registration listed in Section 3.15(a) of the Disclosure Schedule.

(b) The registrations and applications listed on Section 3.15(a) of the Disclosure Schedule have been duly maintained (including the payment of maintenance fees), and have not been cancelled, expired or abandoned, except for such issuances, registrations or applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment. There is no pending or, to the Knowledge of the Company, threatened opposition, interference or cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction, or any Governmental Order, against any of the Company Owned Intellectual Property.

(c) With respect to the Company’s use of the Software embedded in or used in the development of any of the Products (i) for the Key Products, no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has Knowledge of any current material defects in such Software; and (iii) to the Knowledge of the Company and its Subsidiaries, no such Software is subject to the terms of any “open source” or other similar license that is used in a manner that requires the source code of the Software to be publicly distributed or dedicated to the public.

(d) The Company Owned Intellectual Property and the operation of the businesses of the Company and its Subsidiaries, as currently conducted, do not infringe upon or misappropriate any Intellectual Property right of any third party and no such claim has been made, in writing, by a third party against the Company or any of its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, no third party is infringing upon, misappropriating, or otherwise violating rights to any Company Owned Intellectual Property owned, used, or held for use by the Company or any of its Subsidiaries and no such claims have been made against a third party by the Company or any of its Subsidiaries. There are no claims or suits pending, or to the Knowledge of the Company and its Subsidiaries threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a third-party claim or suit challenging the ownership, validity or enforceability of any Company Owned Intellectual Property.

(e) No Affiliate or current or former partner, director, stockholder, officer, or employee of the Company or any of its Subsidiaries has or will have, after giving effect to the transactions contemplated hereby, any right, title or interest, directly or indirectly, in whole or in part, in any of the Company Owned Intellectual Property.

(f) The Company and each of its Subsidiaries are in compliance with applicable data protection and privacy Laws governing the use of personal information, and any privacy policies or related policies of the Company, or other notices of the Company that concern the personal information collected by or on behalf of the Company or any of its Subsidiaries or through any Internet website operated by or on behalf of the Company or any of its Subsidiaries.

(g) The Company and each of its Subsidiaries has taken reasonable security measures to protect the confidentiality of all material trade secrets owned by the Company and its Subsidiaries.

(h) Except as specified in Section 3.15(h) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of, or payment of any additional amounts with respect to, the Company’s and its Subsidiaries’ rights to own or use any of the Company Intellectual Property nor will it require the Consent of any Governmental Authority or third party in respect of any such Intellectual Property.

Section 3.16 Taxes: Except as specified in the corresponding subsections of Section 3.16 of the Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has (i) filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all material Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects; and (ii) paid in full (or there has been paid on its behalf) all Taxes required to be paid by it (whether or not shown due on a Tax Return), except for those Taxes for which the failure to have paid would not, individually or in the aggregate, reasonably be expected to materially affect the Company and its Subsidiaries.

(b) There are no material Liens for Taxes upon any property or assets of the Company or any Subsidiary, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.

(d) To the knowledge of the Company and its Subsidiaries, no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or other administrative proceedings (“Tax Claims”) have commenced or are pending with regard to any material Taxes of the Company or any of its Subsidiaries, and no written notification has been received that an audit, investigation, claim or other administrative proceeding is pending or threatened with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries. No material deficiency for any Tax has been proposed, asserted or assessed with respect to the Company or any of its Subsidiaries which has not been finally resolved and paid.

(e) None of the Company or any of its Subsidiaries has granted any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(f) None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return in respect of a taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

(g) None of the Company or any of its Subsidiaries is a party to, bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (“Tax Sharing Agreement”) with any party other than the Company or any of its Subsidiaries, whether written or unwritten, or has any potential Liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement and with respect to any Tax Sharing Agreements between the Company and any of its Subsidiaries, the Company has provided or made available true, accurate and complete copies of all such Tax Sharing Agreements to Parent.

(h) None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes.

(i) To the knowledge of the Company and its Subsidiaries, no claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) No closing agreements, private letter rulings, technical advance memoranda or similar agreement or ruling have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within five years of the date this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(k) Within the past ten (10) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(l) None of the Company or any of its Subsidiaries has become subject to Tax in a jurisdiction other than the country of its formation or has a foreign branch or division.

(m) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the Treasury Regulations thereunder; (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the Treasury Regulations thereunder; or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(n) The Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Notwithstanding any other provision of this ARTICLE III, there are no representations regarding Taxes and Tax Returns other than those set forth in this Section 3.16 and in Sections 3.6(b), 3.7, 3.8(d), 3.8(i), 3.17 and 3.18(e).

Section 3.17 Employee Benefits; ERISA.

(a) Section 3.17(a) of the Disclosure Schedule contains a true and complete list of each (i) bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive plan, program, agreement, or arrangement; (ii) severance, change-in-control, or termination pay, surgical, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA, whether or not subject to ERISA); (iii) profit-sharing, stock bonus or pension plan, program, agreement or arrangement (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); (iv) individual employment, consulting, termination or severance agreement; and (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is or has been since January 1, 1999 sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, or to which the Company, any of its Subsidiaries or any ERISA Affiliate is party, whether written or oral, for the benefit of any current or former employee, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate (collectively, the “Plans”). Section 3.17(a) of the

Disclosure Schedule identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2), respectively, of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment to create any additional Plan or modify or change any existing Plan in any material respect (except as required by Law) that would affect any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates or Subsidiaries, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. No Plan is or has been subject to Title IV of ERISA or Section 412 of the Code and none of the Company, any of its Subsidiaries or any ERISA Affiliate has sponsored, maintained, contributed to or been required to contribute to any such plan within the past six (6) years prior to the date of this Agreement. No Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, and none of the Company, any of its Subsidiaries or any ERISA Affiliate at any time within the six (6) years prior to the date of this Agreement, has contributed to or been obligated to contribute to any “multiemployer plan.” Neither the Company nor any of its Subsidiaries has any Liability, contingent or otherwise, under any excess benefit plan or supplemental executive retirement plan.

(b) With respect to each of the Plans, the Company and each of its Subsidiaries has previously delivered or made available to Parent true, correct and complete copies of each of the following documents, as applicable: (i) the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing; (ii) the three (3) most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) the most recent summary plan description and all other subsequent summaries of material modifications; (iv) if the Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and (v) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c) No Liability under Title IV or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such Liability.

(d) All contributions required to be made with respect to any Plan on or prior to the date of the Agreement have been timely made or are reflected on the Balance Sheet.

(e) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction or has taken, or failed to take, any action in connection with which the Company, any of its Subsidiaries, any of the ERISA Plans, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to any material Liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code. All contributions and premiums which the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and the Code, have, to the extent required, been paid or properly recorded on the financial statements or records of the Company and its Subsidiaries in all material respects.

(f) (i) Each of the Plans has been operated and administered in all material respects in accordance with its terms and any applicable Law, including ERISA and the Code; (ii) each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS and has been operated in accordance with its terms and with the provisions of the Code and the regulations promulgated thereunder in all material respects; (iii) any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements and no condition exists that would reasonably be expected to adversely affect such qualification; and (iv) there are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or relating to qualified domestic relations orders).

(g) No Plan provides benefits, including death, hospitalization, surgical, medical or similar benefits (whether or not insured), with respect to current or former employees of the Company, any of its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws; (ii) death benefits under any “employee pension plan”; or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Plan providing health or medical benefits in respect of any active or former employee of the Company or any of its Subsidiaries.

(h) Except as set forth in Section 3.17(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar payment or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director. No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any Liability would fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.

(i) There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of the Company

or any of its Subsidiaries has incurred a tax under section 5000(a) of the Code which is or could become a liability of the Company or any of its Subsidiaries.

(j) With respect to each Plan that is not subject to United States Law (a “Foreign Plan”): (i) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(k) Section 3.17(k) of the Disclosure Schedule contains a true, correct and complete schedule of the aggregate amounts of all Liabilities of the Company and its Subsidiaries that are owed on or following the date of this Agreement to any managers or employees of the businesses of the Company and its Subsidiaries, as currently conducted or to any other Person pursuant to any bonus plan, deferred compensation plan or vacation plan.

(l) In respect of each Company Stock Option which is outstanding at the Effective Time (whether vested or unvested), the holder of which is within the charge to United Kingdom Taxes, either (i) the holder has agreed and undertaken in writing to any company which is a “secondary contributor” in respect of Employer’s NICs (as defined below) payable in respect of any gain realised upon the exercise, assignment, cancellation or release of a Company Stock Option (the “Secondary Contributor”) that the Secondary Contributor may recover from the holder the whole of any Employer’s NICs; or (ii) the holder has joined with the Secondary Contributor in making a written election for the whole of any liability of the Secondary Contributor to Employer’s NICs to be transferred to the holder (such election being in such terms and such form and having obtained such approval by H.M. Revenue & Customs as is provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992). For purposes of this Section 3.17(l), “Employer’s NICs” means the amount of secondary Class 1 National Insurance contributions payable in respect of any gain realised on the exercise, assignment, cancellation or release of a Company Stock Option.

(m) The tax-qualified defined contribution plan sponsored by Black & White Software Inc. was previously merged into the Company 401(k) Plan, and the Company complied with all applicable Law (including but not limited to ERISA and the Code) with respect to such plan merger.

Section 3.18 Labor Matters.

(a) No labor strike, work slowdown, work stoppage, lockout or other concerted labor action or dispute involving the employees of the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company and its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries and, during the past five (5) years, there has not been any such action.

(b) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization applicable to employees of the Company or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by the Company or any of its Subsidiaries.

(c) No representation election petition or application for certification of a labor organization as the exclusive collective bargaining representative of any employees of the Company or any of its Subsidiaries has been served on the Company or any of its Subsidiaries within the past five (5) years, nor, to the Knowledge of the Company or any of its Subsidiaries, is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and no labor organization is currently engaged in or, to the Knowledge of the Company and its Subsidiaries, threatening organizational efforts with respect to any employees of the Company or any of its Subsidiaries.

(d) Except as set forth on Section 3.18(d) of the Disclosure Schedule, no actions, suits, claims, labor disputes, grievances, charges or controversies are pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries and any of their respective employees or former employees with respect to employment practices or conduct of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

(e) Each of the Company and its Subsidiaries (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours; and (ii) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(f) To the Knowledge of the Company and its Subsidiaries, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(g) The Company and its Subsidiaries shall not, at any time within the ninety (90) days before the Closing Date, without fully complying with the notice and other requirements of the Worker Adjustment Retraining Notification Act of 1988, as amended (the

“WARN Act”), effectuate (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

(h) Section 3.18(h) of the Company Disclosure Schedule sets forth a true and complete list of (a) the names, positions and current compensation (including salary and bonus) of all directors, officers and employees of the Company and each of its Subsidiaries whose annual compensation is in excess of $150,000 and (b) the number of shares of Common Stock and Company Stock Options owned beneficially or of record, or both, by each Person subject to reporting obligations under Section 16(b) of the Exchange Act.

Section 3.19 Books and Records. The corporate record minute books of the Company and each of its Subsidiaries contain accurate records of all material meetings and accurately reflect in all material respects all other actions taken by the stockholders of the Company, and the boards of directors and committees of the boards of directors of the Company and each of its Subsidiaries. Complete and accurate copies of all such record books have been previously delivered or made available by the Company and its Subsidiaries to Parent. The books, records and work papers of the Company and each of its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with all Laws in all material respects. The stock transfer books of the Company and each of its Subsidiaries, which have heretofore been delivered or made available to Parent, are complete, accurate and current in all material respects.

Section 3.20 Affiliate Transactions.

(a) Section 3.20(a) of the Disclosure Schedule lists all existing agreements, arrangements and transactions since January 1, 2005, and all currently proposed agreements, arrangements and transactions between the Company or any of its Subsidiaries, on the one hand, and any, director, officer or other Affiliate of the Company or any of its Subsidiaries or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest (collectively, the “Company Affiliates”), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than agreements or transactions relating to payment of salary, bonus and other employee, officer or director benefits in the ordinary course of business. All outstanding debts and other obligations of the Company or any of its Subsidiaries to any Company Affiliate were incurred in return for fair and adequate consideration, and all transactions with Company Affiliates have been appropriately reflected in the Financial Statements.

(b) The Company and its Subsidiaries have caused the Company Affiliates to cancel any Indebtedness or other amounts owing to such Company Affiliates from the Company or its Subsidiaries. Except as set forth on Section 3.20(b) of the Disclosure Schedule, the Company and each of its Subsidiaries have caused all agreements between any Company Affiliate, on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be terminated in all respects such that there is no Liability thereunder on the part of the Company or any of its Subsidiaries.

(c) No Company Affiliate owns (other than ownership of up to five percent (5%) of any class of securities of any entity that is a competitor, lessor, lessee, customer or supplier of the Company or its Subsidiaries), directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, customer or supplier of the businesses of the Company and its Subsidiaries, as currently conducted; and no Company Affiliate (i) owns, directly or indirectly, in whole or in part, any Company Owned Intellectual Property which the Company or any of its Subsidiaries is using or the use of which is necessary for the businesses of the Company and its Subsidiaries, as currently conducted; (ii) has any Litigation against the Company or any of its Subsidiaries, except for immaterial claims for accrued vacation pay, accrued benefits under any Plan and similar matters and agreements existing on the date hereof; (iii) has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Company Affiliate, or, to the Company’s and its Subsidiaries’ Knowledge, a relative of any Company Affiliate, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or (iv) is party to any Material Contract.

Section 3.21 Software.

(a) Section 3.21(a) of the Disclosure Schedule sets forth under the caption “Owned Software” a true, correct and complete list of all computer programs (source code or object code) owned by the Company or any of its Subsidiaries, including without limitation, any Computer Programs in the development or testing phase (collectively, the “Owned Software”), and Section 3.21(a) of the Disclosure Schedule sets forth under the caption “Licensed Software” a true, correct and complete list of all computer programs (source code and object code) licensed to the Company or any of its Subsidiaries by another person (other than any off-the-shelf computer program licensed by the Company for less than $25,000) (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”).

(b) Except as specified in Section 3.21(b) of the Disclosure Schedule, the Company or it Subsidiaries, as applicable, owns, and has exclusive title and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Liens (other than Permitted Liens). The Company or its Subsidiaries, as applicable, is in actual possession of (A) the source code and object code for each computer program included in the Owned Software and (B) the object code and, to the extent required for the effective use of the Software as currently used in the businesses of the Company and its Subsidiaries or as offered or represented in writing to the Company or its Subsidiaries’ customers or potential customers, the source code, for each computer program included in the Licensed Software that is embedded in the Products. With respect to the Key Products, the Company or its Subsidiaries, as applicable, are in possession of all other documentation (including without limitation all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the effective use and maintenance of the Key Products. To the Knowledge of the Company, the Software and the off-the-shelf computer program licensed by the Company for less than $25,000 constitute all of the computer programs necessary to conduct the businesses of the Company and its Subsidiaries as now conducted, and includes all of the computer programs used in the development, marketing, licensing, sale or support of the products and the services presently offered by the Company or its Subsidiaries, as applicable. Except (i) as specified in Section 3.21(b) of the Disclosure Schedule and (ii) for license agreements entered into by the Company in the ordinary course of business (A) neither the Company nor its Subsidiaries have entered into any written license agreement or other agreement under which any third party has been granted any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof, and (B) no Person other than the Company or its Subsidiaries, as applicable, has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c) Section 3.21(c) of the Disclosure Schedule sets forth a true, correct and complete list, by Computer Program, of (A) all Persons other than the Company or its Subsidiaries, that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with our without the giving of notice or passage of time or both) for any of the Owned Software and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement this source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and specifically identifies all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation.

(d) Except as specified in Section 3.21(d) of the Disclosure Schedule, none of the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company or its Subsidiaries or any of their successors or assigns of any version or release of the Owned Software, or the use of the Licensed Software by the Company, obligates or will obligate the Company or its Subsidiaries or any of their successors or assigns to pay any royalty, fee or other compensation to any other Person.

Section 3.22 Brokers, Finders, etc. No broker, investment banker, financial advisor or other Person, other than Jefferies Broadview, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (including the Merger) based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A true and correct copy of the fee agreement with Jefferies Broadview has been provided to Parent.

Section 3.23 Opinion of Financial Advisor. The Company has received the opinion of Jefferies Broadview, dated February 7, 2006, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Common Stock. A copy of such opinion has been delivered to Parent. The Company has been authorized by Jefferies Broadview to permit the inclusion of such opinion in its entirety in the Proxy Statement.

Section 3.24 Proxy Statement. The Proxy Statement (and any amendments thereof or supplements thereto), as of the time of the mailing of the Proxy Statement to the Company’s stockholders, as of the time of the Company Stockholder Meeting and as of the time of any amendments thereof or supplements thereto, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will, when filed by the Company with the SEC, comply in all material respects with the applicable provisions of the Exchange Act, and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement or any amendment or supplement thereto.

Section 3.25 Board and Stockholder Approval.

(a) The Company Board, at a meeting duly called and held, and not subsequently rescinded or modified in any way, has duly (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Common Stock and (ii) unanimously resolved (subject to Section 5.2) to recommend that the holders of Common Stock vote for the adoption of this Agreement and approval of the Merger at the Company Stockholder Meeting.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholder Meeting in favor of the adoption of this Agreement and the approval of the Merger (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required for adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger. Other than the Company Stockholder Approval, no approval of the holders of shares of capital stock or securities convertible into or exchangeable for shares of capital stock, is required to consummate the transactions contemplated hereby.

Section 3.26 State Takeover Statutes. The Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement (including the Merger) and the Voting Agreements from any applicable “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any jurisdiction. Without limiting the generality of the foregoing, the Company Board has adopted this Agreement and approved the Merger and the Voting Agreements and the transactions contemplated hereby and thereby in such manner as is sufficient to render the restrictions of Section 203 of the DGCL inapplicable to this Agreement and the Voting Agreements and all transactions contemplated hereby and thereby, including the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as set forth below:

Section 4.1 Organization. Parent is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Parent has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease, license and operate its properties and assets. Parent is duly qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed could not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2 Authorization. Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 4.3 Consents and Approvals; No Violations.

(a) Assuming that all filings with the Governmental Authorities referred to in Section 3.5(b) have been obtained or made and all consents, waivers, approvals, orders or authorizations referred to in Schedule 3.5(a) of the Disclosure Schedules have been obtained, none of the execution, delivery or performance by Parent or Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation or by-laws of Merger Sub or (ii) violate, or result in the violation of, any Law or Governmental Order applicable to Parent or Merger Sub.

(b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and

Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iii) filings required under the HSR Act or the comparable competition laws or foreign investment laws of other jurisdictions or (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have or be reasonably likely to have a material adverse effect on the ability of Parent or Merger Sub to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.4 Proxy Statement. None of the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendments thereof or supplements thereto) will, as of the time of the mailing of the Proxy Statement to the Company’s stockholders, as of the time of the Company Stockholder Meeting and as of the time of any amendments thereof or supplements thereto contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.5 Sufficient Funds. Parent has, and Parent and Merger Sub will have available to them at the Effective Time, sufficient funds to consummate the transactions under this Agreement, including payment in full of the Merger Consideration and consideration to be paid to the holders of Company Stock Options pursuant to Section 2.9(a), subject to the terms and conditions of this Agreement.

Section 4.6 Brokers, Finders, etc. No broker, investment banker, financial advisor or other Person, other than Bear, Stearns & Co., Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (including the Merger) based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Operation of Business Prior to the Closing Date. During the period from the date of this Agreement to the Effective Time, except as otherwise required by this Agreement, the Company and its Subsidiaries shall conduct the businesses of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice, and the Company and its Subsidiaries shall use its reasonable best efforts to preserve intact the businesses of the Company and its Subsidiaries and the relationships of the Company and its Subsidiaries with third parties, including Governmental Authorities, customers, suppliers, service providers and others having business relationships with the Company or any of its Subsidiaries, and keep available the services of the Company’s and its Subsidiaries’ officers and key employees. Without limiting the generality of the foregoing and except as set forth in Section 5.1 of the Disclosure Schedule, during the period from the date of this Agreement to the

Effective Time, the Company and its Subsidiaries shall not do any of the following without the prior written consent of Parent, or as specifically permitted by the terms of this Agreement:

(a) enter into any agreement or arrangement with any of the Company’s Affiliates or any waiver or modification of any such agreement or arrangement, other than in the ordinary course of business consistent with past practice;

(b) except as required by Law, (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or sales associates, or to independent contractors or to Persons providing management services; (ii) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan with, or make any loans to, any of its officers, directors, employees, Affiliates, agents, consultants, sales associates, independent contractors or Persons providing management services (other than in the ordinary course of business consistent with past practice); or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of the foregoing Persons pursuant to an employee benefit plan or otherwise;

(c) except as required by Law, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance, unused vacation days or other employee benefit to any officer, director, employee, sales associate or Affiliate, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement (other than in the ordinary course of business consistent with past practice); or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(d) (i) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other interests (other than dividends or distributions declared, set aside or paid by any wholly-owned Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company consistent with past practice); (ii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries (other than exercise of Company Stock Options outstanding as of the date hereof); or (iii) redeem, purchase or otherwise acquire any shares of any class or series of the capital stock of the Company or any of its Subsidiaries, or any instrument or security which consists of or includes a right to acquire such shares, except, in the case of clause (iii), for the acquisition of Common Stock from holders of Company Stock Options in full or partial payment of the exercise price payable by such holders upon exercise of Company Stock Options outstanding of the date of this Agreement;

(e) (i) sell, lease, pledge, transfer or dispose of any assets or rights having value in excess of $25,000, other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement, which contracts or agreements are set forth in Section 5.1(e) of the Disclosure Schedule; (ii) enter into any lease for real property; (iii) incur any Lien (other than Permitted Liens) upon any of its assets other than pursuant to contracts or agreements in force as of the date of this Agreement, which contracts or agreements are set forth in Section 5.1(e) of the Disclosure Schedule; or (iv) acquire or lease any assets or rights (other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement, which contracts or agreements are set forth in Section 5.1(e) of the Disclosure Schedule);

(f) merge, consolidate or otherwise combine, directly or indirectly, the Company or any of its Subsidiaries or any substantial portion of the assets thereof with another Person;

(g) incur any Indebtedness or any other material Liability, other than (A) Liabilities incurred by the Company or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, fees, expenses and disbursements of financial advisors, outside legal counsel (at current billing rates) and accountants, and (B) Liabilities incurred in the ordinary course of business consistent with past practice;

(h) amend or change the Organizational Documents;

(i) fail to operate the businesses of the Company and its Subsidiaries, to maintain the Company’s and its Subsidiaries’ books, accounts and records in the ordinary course of business consistent with past practice and to maintain in reasonably good repair the Company’s and its Subsidiaries’ business premises, fixtures, machinery, furniture and equipment in a manner consistent with past practice;

(j) initiate, settle, dismiss or otherwise dispose of any Litigation or arbitration to which the Company or any of its Subsidiaries is a party, which settlement dismissal or other disposition will result in a net loss, payment or other cost, after receipt of insurance and indemnification payments, in excess of $25,000;

(k) institute any liquidation, dissolution, reorganization, or insolvency proceedings or other proceedings for relief under any bankruptcy or similar Law for the relief of debtors;

(l) appoint or terminate any officer of the Company or any of its Subsidiaries;

(m) enter into, amend, extend, terminate or permit any renewal notice period or option to lapse with respect to, any Material Contract (or any contract or agreement had it been in effect on the date hereof would have been a Material Contract) or waive, release or assign any material rights or claims under any Material Contract;

(n) make any change to any of the Company’s or any of its Subsidiaries’ financial or Tax accounting principles, methods or practices (including any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories), except in each case as required by GAAP or applicable Law;

(o) except as required by applicable Law, settle or compromise any Tax Liability, agree to any adjustment of any Tax attribute, make, change or revoke any material election with respect to Taxes, surrender any right to claim a refund for any Taxes (other than a right that has expired solely as a result of the operation of the applicable statute of limitations), consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return, or Tax Claim, amend any Tax Return or enter into any closing or similar agreement with respect to Taxes;

(p) other than in the ordinary course of business, commence, terminate or change (in any material respect) any line of business or materially change any business practice;

(q) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

(r) enter into or amend in an adverse manner any agreement which has non-competition, geographical restriction or similar covenants relating to the businesses of the Company and its Subsidiaries;

(s) take, or agree in writing or otherwise to take, any action that would or would be reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company or its Subsidiaries contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation, except, in every case, as may be required by Law; and

(t) consent, agree or resolve to do any of the foregoing.

Section 5.2 No Solicitation.

(a) The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, Affiliates and other agents of the Company and its Subsidiaries (collectively “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent and Merger Sub) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of their Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent or Merger Sub), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.2(a), prior to the date of the Company Stockholder Meeting, the Company may take any of the actions described in clause (ii) of Section 5.2(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.2; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s stockholders under applicable Law; (iii) the Company has provided Parent with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated December 6, 2005, between Parent and the Company (the “Confidentiality Agreement”).

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably capable of being completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood that such transaction will be consummated.

(c) The Company shall promptly (and in any event within 24 hours) notify Parent and Merger Sub in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or its Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). The Company shall promptly (and in any event within twenty-four (24) hours) following determination by the Company Board that an Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and prior to providing any such Person with any non-public information regarding the Company or its Subsidiaries, notify Parent of the making of such determination. The Company shall promptly provide to Parent any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

(d) Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent or to Merger Sub in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Stockholder Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.2(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 5.2(d), prior to the date of the Company Stockholder Meeting, the Company Board may approve or recommend to the stockholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a “Company Subsequent Determination”) after the fifth (5th) Business Day following Parent’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Parent that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.2) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by Parent, the Company and the Company Board shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Parent since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 5.2(e) and (B) that such Acquisition Proposal is a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing Section 203 of the DGCL and any other state takeover statute or other state law to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

(f) Nothing contained in this Section 5.2 shall prohibit the Company or the Company Board from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

Section 5.3 Stockholders’ Meeting; Proxy Material.

(a) The Company shall take all actions necessary in accordance with applicable Law and the Company’s Organizational Documents to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as practicable after the date of this Agreement for the purpose of voting upon the adoption of this Agreement and the approval of the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the Merger.

(b) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Company Stockholder Meeting; provided, however, that prior to filing the Proxy Statement, the Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto). Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement.

(c) The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC relating to any request from the SEC for amendments of, or supplements to, the Proxy Statement as well as any request by the SEC for additional information. The Company (in consultation with Parent and Merger Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. The Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with, or sending such to, the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company; provided that prior to such mailing, the Company shall provide Parent with the right to review and comment described in this Section 5.3(c). Subject to Section 5.2(e), the Company Recommendation, together with a copy of the opinion referred to in Section 3.23, shall be included in the Proxy Statement.

Section 5.4 Reasonable Best Efforts.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including obtaining Consents as required from any Governmental Authority or as required by any contract, lease or agreement, including those disclosed in Section 3.5(b), in order to effect the transactions contemplated hereby.

(b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions hereunder. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions under this Agreement unless otherwise prohibited by Law. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions under this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including Environmental Permits) are required as a result of the execution of this Agreement or consummation of the transactions hereunder, the Company shall use its reasonable best efforts to facilitate such transfers.

(c) No party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be contained prior to Closing. Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, “reasonable best efforts” of Parent shall not require Parent to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Parent, Merger Sub or any of Parent’s Affiliates, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its Affiliates, or compel Parent, Merger Sub or any of Parent’s Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Parent or any of its Affiliates (together, the “Burdensome Conditions”). The Company shall not agree to any such prohibition, limitation, or other requirement without the prior written consent of Parent.

Section 5.5 Delisting. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the Nasdaq Stock Market and terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

Section 5.6 Access.

(a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to (i) give Parent, its officers and its employees and its authorized Representatives, upon reasonable prior notice, reasonable access during normal business hours to the employees, agreements, contracts, books, records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants’ work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request and shall make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other Representatives of Parent the appropriate individuals (including management, personnel, employees, sales associates, attorneys, accountants and other professionals) for discussion of (A) the Company’s and its Subsidiaries’ business, properties, prospects and personnel (other than confidential information relating to personnel to the extent the disclosure of such information is prohibited by privacy laws) and (B) Parent’s business, operating and financial plans for the businesses of the Company and its Subsidiaries following the Closing, in each case as Parent shall request.

(b) Without limiting the generality of paragraph (a), the Company shall prepare and furnish to Parent promptly after becoming available and in any event within fifteen (15) days after the end of each calendar month, monthly unaudited balance sheets of the Company and its Subsidiaries and the related unaudited statements of income of the Company and its Subsidiaries, for each full month following the date of this Agreement, including the month this Agreement was signed, unless this Agreement is earlier terminated.

Section 5.7 Employee Matters.

(a) Following the Effective Time and for at least one (1) year thereafter, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any Subsidiary of the Parent (“Affected Employees”) employee benefits (other than incentive and equity compensation) (i) pursuant to the Company’s or its Subsidiaries’ employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits which, in the aggregate, are no less favorable than those provided to employees of Parent in positions comparable to positions held by Affected Employees with Parent or its Subsidiaries from time to time after the Effective Time.

(b) Parent will, or will cause the Surviving Corporation to, give Affected Employees full credit for purposes of eligibility, vesting, waiting periods and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any

Subsidiary of the Company to the same extent recognized immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, at-work conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments, deductibles and out-of-pocket expenses paid in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements for such year under any welfare plans that Affected Employees are eligible to participate in after the Effective Time.

(d) If requested by Parent, the Company shall terminate the Company 401(k) Plan (the “Company 401(k) Plan”) effective as of the day immediately prior to the Closing Date. Parent shall notify the Company, in writing, at least five (5) business days prior to the Closing Date of any such request. If Parent makes a request to terminate the Company 401(k), Parent shall receive from the Company evidence (in a form reasonably satisfactory to Parent) that the Company complied with Parent’s request. If the Company 401(k) Plan is terminated, Parent shall cause the trustee of a defined contribution plan in which employees of Parent or any of its Subsidiaries participate, to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the Company 401(k) Plan, including rollover of participant loans.

(e) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all employment, severance, change-of-control and similar obligations of the Company.

(f) Post-Closing Employee Payments. Prior to the Closing, Parent will allocate an aggregate of $4,250,000 (the “Employee Retention Amount”) among Affected Employees as Parent shall determine upon consultation with Company management, subject to such additional terms as set forth on Schedule 5.7(f). Each portion of the Employee Retention Amount that is allocated to an Affected Employee will be paid in such amounts, at such times and upon conditions as shall be set forth in letter agreements with each such Affected Employees.

Section 5.8 Rule 16b-3. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

Section 5.9 Public Disclosure; Confidentiality. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, the Company and Parent shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and confer with and use reasonable best efforts to agree on, any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated hereby, except with respect to any such press release or public announcement: (a) as may be required by applicable Law (including any filing made with the SEC by Parent pursuant Section 13(d) of the Exchange Act) or by the rules and regulations of any stock exchange upon which one of the parties’ securities are listed as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable and (b) as may be consistent with actions taken by the Company or its Board of Directors (or any committee thereof) pursuant to Section 5.2(e) or Section 5.2(f). Notwithstanding anything to the contrary contained in this Section 5.9, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

Section 5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent (on behalf of itself and Merger Sub) shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (ii) any failure of such party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 5.11 Tax Filings. During the period from the date hereof to the Closing Date, the Company shall, and shall cause its Subsidiaries to: (i) timely file all Tax Returns (“Post-Signing Tax Returns”) required to be filed by the Company and its Subsidiaries, as the case may be, and all such Post-Signing Tax Returns shall be prepared in a manner consistent with past practice to the extent permitted by applicable Law, (ii) timely pay all Taxes due and payable by the Company and its Subsidiaries (except for Taxes which are being contested in good faith), respectively, and (iii) promptly notify Parent of any Tax Claims pending against or with respect to the Company or any of its Subsidiaries (or any significant developments with respect to ongoing Tax Claims).

Section 5.12 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (the “Indemnified Parties”), against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel in advance of the final disposition of any claim, suit, action, proceeding or investigation and judgments, fines, losses, claims, liabilities and amounts paid in settlement in connection with any such threatened or actual claim, suit, action, proceeding or investigation) (a “Claim”) arising out of actions or omissions (including those pertaining to this Agreement or any of the transactions contemplated hereby) occurring at or prior to the Effective Time (but regardless of whether such Claim is or was asserted before or after the Effective Time) to the full extent permissible under applicable provisions of the DGCL, the terms of the Company’s Organizational Documents, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided or made available to Parent); provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. The Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (w) Parent shall have the right to assume the defense thereof (provided Parent confirms in writing to the Indemnified Party its obligations to indemnify such party to the fullest extent permitted by law) and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (x) Parent shall be obligated pursuant to this Section 5.12(a) to pay for only one firm or counsel for all Indemnified Parties, unless the proposed counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest among such parties, in which case Parent shall pay the reasonable fees and expenses of additional counsel to the extent necessary to avoid such conflict and (y) Parent shall not be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under this Section 5.12, upon learning of any Claim, shall notify Parent thereof, provided, that the failure to so notify shall not affect the obligations of Parent under this Section 5.12 except to the extent such failure to notify materially prejudices the Company.

(b) Prior to the Effective Time, Parent shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage, or other fully paid up “tail” policy from a nationally recognized insurance carrier having a financial strength or security rating equal to or greater than that of the Company’s insurance carrier, for the Company’s directors and officers in a form reasonably acceptable to the Company, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost of such insurance coverage is less than $375,000 (the “Parent Maximum Tail Amount”); provided that in the event that the Parent Maximum Tail Amount is insufficient to obtain such coverage, then the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost of such insurance coverage is less than $400,000 (the “Company Maximum Tail Amount”); provided that the parties shall cooperate in good faith in order to obtain the lowest premium for such coverage. In the event that the Company Maximum Tail Amount is insufficient to obtain such coverage, the Company may spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent shall, and shall cause the Surviving Corporation to, maintain the policies purchased hereunder in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.12.

(d) The provisions of this Section 5.12 are intended to be for the benefit of, and enforceable by, each Indemnified Party and his or her heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Party and his or her heirs and representatives may have under the certificate of incorporation or by-laws of the Company or the equivalent documents of any of the Company’s Subsidiaries, any contract or applicable law.

Section 5.13 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, this Agreement or the Merger, then the Company Board shall take all action necessary to render such statute inapplicable to the foregoing.

Section 5.14 FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a duly executed FIRPTA Certificate in the form of Exhibit A to this Agreement. Notwithstanding anything to the contrary herein, if the Company fails to deliver a FIRPTA Certificate and Parent elects to proceed with the Closing, Parent shall be entitled to withhold the amount required to be withheld pursuant to Section 1445 of the Code as provided in Section 2.7(g).

Section 5.15 Source Code Escrow Obligations. Prior to Closing, the Company shall use its reasonable best efforts, and at its sole cost and expense, to ensure that it is in compliance with all, and not in breach of any, of its source code escrow obligations to all licensees of the Owned Software listed on Section 5.15 of the Disclosure Schedules.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained at the Company Stockholder Meeting.

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.4; and

(c) Expiration of HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by Parent or Merger Sub to the extent permitted by applicable law:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except for such inaccuracies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect.

(b) Covenants and Agreements. The Company shall have performed and complied with in all material respects all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, to the effect that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

(e) Governmental Consents. All Permits, regulatory consents, approvals or clearances of Governmental Authorities (other than the filing of the Certificate of Merger) necessary for the consummation of the Closing shall have been obtained; provided, however, that no such permit, regulatory consent, approval or clearance shall contain any Burdensome Condition.

(f) Dissenting Shares. The total number of Dissenting Shares that are shares of Common Stock shall not exceed 10% of the issued and outstanding shares of Common Stock as of the Effective Time.

(g) No Restraints. There shall not be any Litigation pending or threatened in writing before any Governmental Authority in which a Governmental Authority is a party seeking to: (i) restrain, enjoin, prevent, prohibit, make illegal or otherwise challenge the acquisition of some or all of the shares of Common Stock by Parent or Merger Sub or the consummation of the Merger or the other transactions contemplated hereby; (ii) impose any limitations on the ability of Parent or its Affiliates effectively to vote, transfer, receive dividends or otherwise exercise ownership rights with respect to all shares of the Surviving Corporation; (iii) prohibit or limit the ownership or operation by the Company, Parent or any of their respective Affiliates of any material portion of the businesses or assets of the Company, Parent or any such Affiliate, or to require any such Person to divest or hold separate any material portion of its businesses or assets, as a result of the Merger or the other transactions contemplated hereby or (iv) prohibit Parent or any of its Affiliates from effectively controlling a material portion of the business or operations of the Company or its Subsidiaries.

Section 6.3 Additional Conditions of the Company. The obligations of the Company to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by the Company to the extent permitted by applicable law:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such inaccuracies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Parent Material Adverse Effect.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied with in all material respects all of their respective covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Certificate. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of Parent, to the effect that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

(a) at any time prior to the Closing:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if the Closing shall not have occurred on or before November 30, 2006; provided, further, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by Parent or the Company if any Law makes consummation of the Merger illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Governmental Order shall have become final and nonappealable (which order the parties have used their reasonable best efforts to lift, subject to Section 5.4(c) of this Agreement);

(iv) by Parent or the Company, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2 (in the case of a breach by the Company) or Section 6.3 (in the case of a breach by Parent), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach; provided, at the time of the delivery of such written notice, the party delivering such written notice shall not be in material breach of its obligations under this Agreement;

(v) by Parent if (A) the Company Board (i) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Stockholder Meeting or otherwise, inconsistent with the Company Recommendation, (ii) breaches its obligations to call, give notice of and commence the Company Stockholder Meeting under Section 5.3(a), (iii) approves or recommends an Acquisition Proposal, (iv) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Parent, (v) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Parent, or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing or (B) there shall have been a material breach by the Company of Section 5.2;

(vi) by the Company in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 5.2(e); and

(b) at any time after the Company Stockholder Meeting and any adjournments thereof, by either Parent or the Company if at the Company Stockholder Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained.

Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub or their respective officers or directors, except with respect to Section 5.7, this Section 7.2, Section 7.3 and ARTICLE VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent or Merger Sub shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event this Agreement is terminated by Parent pursuant to Section 7.1(a)(v) or by the Company pursuant to Section 7.1(a)(vi), the Company shall pay to Parent (or its designees) an amount equal to the sum of (i) $4,300,000 (the “Termination Fee”) plus (ii) an amount not to exceed, in the aggregate, $1,000,000 for the out-of-pocket expenses of Parent and its Affiliates, including reasonable fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”).

(b) In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.1(a)(iv) and (ii) on or before the date of such termination, (x) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Parent (or its designees) upon consummation of such Acquisition Proposal an amount equal to the sum of (i) the Termination Fee plus (ii) the Parent Expenses.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and within eighteen (18) months of termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Parent (or its designee) an amount equal to the sum of (i) the Termination Fee plus (ii) the Parent Expenses (to the extent not previously paid by the Company).

(d) In the event that (i) at the Company Stockholder Meeting or any adjournment thereof the Company Stockholder Approval is not obtained and (ii) prior to the Company Stockholder Meeting an Acquisition Proposal shall have been publicly announced, disclosed or otherwise communicated to the Company Board, then without limiting Parent’s rights under Section 7.3(a), Section 7.3(b), or Section 7.3(c), the Company shall pay to Parent (or its designees) an amount equal to the Parent Expenses (provided that in no event shall the Parent Expenses be paid by the Company more than once).

(e) Any payment required to be made pursuant to (i) Section 7.3(a) shall be made concurrently with the termination giving rise to the payments provided for in Section 7.3(a) and (ii) Section 7.3(b), Section 7.3(c) or Section 7.3(d) shall be made not more than two (2) Business Days after the satisfaction of the applicable conditions provided for in Section 7.3(b), Section 7.3(c) or Section 7.3(d). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Subject to Section 7.2, no payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Merger Sub relating to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting directly or indirectly, in the right to receive any payment under this Section 7.3.

(f) Parent and the Company acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 7.3, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile. Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which receipt is signed or delivery is made, (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (d) on the next succeeding Business Day if sent by national courier service, or (e) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender.

If to the Company:

Segue Software, Inc.

201 Spring St.

Lexington, MA 02421

Attention:   President

Telephone: (781) 402-1000

Facsimile: (781) 402-1099

With a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention:	Jeffrey C. Hadden
James A. Matarese

Telephone: (617) 570-1000

Facsimile:  (617) 523-1231

If to Parent or Merger Sub:

Borland Software Corporation

20450 Stevens Creek Blvd., Suite 800

Cupertino, CA 95014

Attention:  General Counsel

Telephone: (800) 632-2864

Facsimile:  (408) 517-2869

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention:	Daniel E. Stoller
Richard J. Grossman

Telephone: (212) 735-3000

Facsimile:  (212) 735-2000

Section 8.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Company or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the consummation of the Merger.

Section 8.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Parent or the Company; provided, that Parent and the Merger Sub may assign any of its rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 8.5 Entire Agreement. This Agreement (including all Schedules and Annexes hereto), the Voting Agreements, the Confidentiality Agreement and the other agreements, documents and instruments delivered in connection herewith contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as set forth in Section 2.9, Section 5.7 and Section 5.12, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, the Merger Sub or the Company or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.7 Expenses. Except as expressly set forth in Section 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.8 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

Section 8.9 Specific Performance. The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 8.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 8.12 Interpretation. When a reference is made in this Agreement to Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

*remainder of page has intentionally been left blank*

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SEGUE SOFTWARE, INC.

By:	/s/ Joseph K. Krivickas
Name:	Joseph K. Krivickas
Title:	President & CEO

BORLAND SOFTWARE CORPORATION

By:	/s/ Tod Nielsen
Name:	Tod Nielsen
Title:	Chief Executive Officer

BETA MERGER SUB, INC.

By:	/s/ Kenneth R. Hahn
Name:	Kenneth R. Hahn
Title:	President

Exhibit A

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that withholding is not required if the transferee acquires property that is not a United States real property interest or acquires an interest in a domestic corporation that is not a United States real property interest. To inform Borland Software Corporation, a Delaware corporation (“Parent”), that withholding of tax is not required upon the acquisition of interest in Segue Software, Inc., a Delaware corporation (the “Company”), pursuant to the Agreement and Plan of Merger entered into by Parent, Beta Merger Sub, Inc., a Delaware corporation and the Company, dated as of February 7, 2006, as amended, the undersigned hereby certifies that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the five-year period ending on the date hereof.

The Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee (Parent) and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and further I declare that I have the authority to sign this document on behalf of the Company.

Segue Software, Inc.

By:
Name:
Title:

, 2006